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                           LOAN AND SECURITY AGREEMENT

     THIS LOAN AND SECURITY AGREEMENT (this "AGREEMENT") dated as of April 6, 2007 (the "EFFECTIVE DATE") between SILICON VALLEY BANK, a California corporation with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 ("Bank"), and EVERGREEN SOLAR, INC., a Delaware corporation ("BORROWER"), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. The parties agree as follows:

     1    ACCOUNTING AND OTHER TERMS

     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

     2    LOAN AND TERMS OF PAYMENT

     2.1 PROMISE TO PAY. Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

     2.1.1 REVOLVING ADVANCES.

          (a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

          (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

          (c) Early Termination. This Agreement may be terminated prior to the Revolving Line Maturity Date as follows: (i) by Borrower, effective three (3) Business Days after written notice of termination is given to Bank; or (ii) by Bank at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately. If this Agreement is terminated by Borrower for any reason, Borrower shall pay to Bank a termination fee in an amount equal to Two Hundred and Fifty Thousand Dollars ($250,000.00) (the "Early Termination Fee"). The Early Termination Fee shall be due and payable on the effective date of such termination and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

     2.1.2 LETTERS OF CREDIT SUBLIMIT.

          (a) As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for Borrower's account. The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed Five Million Dollars ($5,000,000.00), inclusive of Credit Extensions relating to Sections 2.1.3 and 2.1.4. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's standard Application and Letter of Credit Agreement (the "LETTER OF CREDIT APPLICATION"). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower's account or by Bank's interpretations of any Letter of Credit issued by Bank for Borrower's account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

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          (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

          (c) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

          (d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the "LETTER OF CREDIT RESERVE") under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.

     2.1.3 FOREIGN EXCHANGE SUBLIMIT. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a "FX FORWARD CONTRACT") on a specified date (the "SETTLEMENT DATE"). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to Five Hundred Thousand Dollars ($500,000.00) (the "FX RESERVE"). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve and the aggregate amount of FX Forward Contracts may not exceed Five Million Dollars ($5,000,000.00), inclusive of Credit Extensions relating to Sections 2.1.2 and 2.1.4.

     2.1.4 CASH MANAGEMENT SERVICES SUBLIMIT. Borrower may use up to Five Million Dollars ($5,000,000.00) (the "CASH MANAGEMENT SERVICES SUBLIMIT"), inclusive of Credit Extensions relating to Sections 2.1.2 and 2.1.3 of the Revolving Line for Bank's cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank's various cash management services agreements (collectively, the "CASH MANAGEMENT SERVICES"). Any amounts Bank pays on behalf of Borrower or any amounts that are not paid by Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

     2.2 OVERADVANCES. If, at any time, the Credit Extensions under Sections 2.1.1, 2.1.2, 2.1.3 and 2.1.4 exceed the lesser of either (a) the Revolving Line or (b) the Borrowing Base, Borrower shall immediately pay to Bank in cash such excess. Notwithstanding the foregoing, this provision shall not apply (i) prior to July 1, 2007, and (ii) during any month in which Borrower has unrestricted cash at Bank in an amount equal to at least two (2) times the maximum amount of the Revolving Line at all times.

     2.3 PAYMENT OF INTEREST ON THE CREDIT EXTENSIONS.

          (a) Interest Rate. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate minus one-half of one percent (0.50%); provided however, if Borrower is unable to maintain unrestricted cash at Bank in an amount equal to at least two (2) times the maximum amount of the Revolving Line at any time during any month, then the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus one-half of one percent (0.50%) during such month; provided further, however, if Borrower is unable to maintain unrestricted cash at Bank in an amount equal to at least the outstanding Obligations at any time during any month, then the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate plus one percent (1.0%) during such month. Interest hereunder shall be payable monthly in accordance with Section 2.3(f) below.

          (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate effective immediately before the Event of Default (the "Default Rate"). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.


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          (c) Adjustment to Interest Rate. Changes to the interest rate of any
Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

          (d) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

          (e) Debit of Accounts. Bank may debit any of Borrower's deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Bank when due. These debits shall not constitute a set-off.

          (f) Payments. Unless otherwise provided, interest is payable monthly on the first calendar day of each month. Payments of principal and/or interest received after 12:00 noon Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.

     2.4 FEES. Borrower shall pay to Bank:

          (a) Commitment Fee. A fully earned, non-refundable commitment fee of Sixty-Two Thousand Five Hundred Dollars ($62,500.00) on the Effective Date;

          (b) Due Diligence Fee. A fully-earned, non-refundable due diligence fee of Twenty-Five Thousand Dollars ($25,000.00) has previously been paid by Borrower;

          (c) Letter of Credit Fee. Bank's customary fees and expenses for the issuance or renewal of Letters of Credit, upon the issuance, each anniversary of the issuance, and the renewal of such Letter of Credit;

          (d) Unused Revolving Line Facility Fee. A fee (the "UNUSED REVOLVING LINE FACILITY FEE"), payable quarterly, in arrears, on a calendar year basis, in an amount equal to one quarter of one percent (0.25%) per annum of the average unused portion of the Revolving Line, as determined by Bank; provided however, the Unused Revolving Line Facility Fee shall be equal to one half of one percent (0.50%) per annum of the average unused portion of the Revolving Line, as determined by Bank, for any quarter during which Borrower's unrestricted cash at Bank is less than two (2) times the maximum amount of the Revolving Line at any such time. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank's obligation to make loans and advances hereunder;

          (e) Early Termination Fee. The Early Termination Fee, when due hereunder; and

          (f) Bank Expenses. All Bank Expenses (including reasonable attorneys' fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

     3    CONDITIONS OF LOANS

     3.1 CONDITIONS PRECEDENT TO INITIAL CREDIT EXTENSION. Bank's obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

          (a) Duly executed original signatures to the Loan Documents to which it is a party;

          (b) Duly executed original signatures to the Control Agreement[s];

          (c) Borrower shall have delivered its Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

          (d) Duly executed original signatures to the completed Borrowing Resolutions for Borrower;


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          (e) Bank shall have received certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

          (f) Borrower shall have delivered a legal opinion of Borrower's counsel dated as of the Effective Date together with the duly executed original signatures thereto;

          (g) Borrower shall have delivered evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Bank; and

          (h) Borrower shall have paid the fees and Bank Expenses then due as specified in Section 2.4 hereof.

     3.2 CONDITIONS PRECEDENT TO ALL CREDIT EXTENSIONS. Bank's obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

          (a) except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;

          (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower's representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

          (c) in Bank's sole discretion, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, nor has there been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Bank.

     3.3 COVENANT TO DELIVER. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower's obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank's sole discretion.

     3.4 PROCEDURES FOR BORROWING. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Eastern time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.

     4    CREATION OF SECURITY INTEREST

     4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants and pledges to Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority


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perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank's Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

     If this Agreement is terminated, Bank's Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank's obligation to make Credit Extensions has terminated, Bank shall, at Borrower's sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

     4.2 AUTHORIZATION TO FILE FINANCING STATEMENTS. Borrower hereby authorizes Bank to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank's interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.

     5    REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants as follows:

     5.1 DUE ORGANIZATION AND AUTHORIZATION. Borrower and each of its Subsidiaries, if any, are duly existing and in good standing, as Registered Organizations in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower's business. In connection with this Agreement, Borrower has delivered to Bank a completed perfection certificate signed by Borrower (the "PERFECTION CERTIFICATE"). Borrower represents and warrants to Bank that (a) Borrower's exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower's organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower's place of business, or, if more than one, its chief executive office as well as Borrower's mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five
(5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) as of the Effective Date, all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower's organizational identification number.

     The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower's organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a material adverse effect on Borrower's business.

     5.2 COLLATERAL. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

     The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Bank written notice. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.

     All Inventory is in all material respects of good and marketable quality, free from material defects.


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     Except as noted on the Perfection Certificate, Borrower is not a party to, nor is bound by, any material license or other material agreement with respect to which Borrower is the licensee that prohibits or otherwise restricts Borrower from granting a security interest in Borrower's interest in such license or agreement or any other property. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement which is reasonably likely to have a material impact on Borrower's business or financial condition (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed "Collateral" and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor's agreement to a contingent assignment of the license to Bank if Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future.

     5.3 ACCOUNTS RECEIVABLE. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower's Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are an Eligible Account in any Borrowing Base Certificate. To the best of Borrower's knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency or similar laws relating to creditors' rights generally.

     5.4 LITIGATION. Except as disclosed in the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Thousand Dollars ($100,000.00).

     5.5 NO MATERIAL DETERIORATION IN FINANCIAL STATEMENTS. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower's consolidated financial condition and Borrower's consolidated results of operations. There has not been any material deterioration in Borrower's consolidated financial condition since the date of the most recent financial statements submitted to Bank.

     5.6 SOLVENCY. The fair salable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

     5.7 REGULATORY COMPLIANCE. Borrower is not an "investment company" or a company "controlled" by an "investment company" under the Investment Company Act of 1940. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower's or any of its Subsidiaries' properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted.

     5.8 SUBSIDIARIES; INVESTMENTS. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

     5.9 TAX RETURNS AND PAYMENTS; PENSION CONTRIBUTIONS. Borrower has timely filed all required tax returns and reports, and Borrower and its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a "Permitted Lien". Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts

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necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

     5.10 USE OF PROCEEDS. Borrower shall use the proceeds of the Credit Extensions solely as working capital, and/or as cash collateral to secure the guaranty of obligations incurred by the Joint Venture, pursuant to the terms herein, and to fund its general business requirements and not for personal, family, household or agricultural purposes.

     5.11 DESIGNATION OF INDEBTEDNESS UNDER THIS AGREEMENT AS SENIOR INDEBTEDNESS. All principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement shall constitute "Designated Senior Debt" under the terms of the Indenture.

     5.12 FULL DISCLOSURE. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

     6    AFFIRMATIVE COVENANTS

     Borrower shall do all of the following:

     6.1 GOVERNMENT COMPLIANCE. Maintain its and all its Subsidiaries' legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower's business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower's business.

     6.2 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.

          (a) Deliver to Bank: (i) beginning with the month ending June 30, 2007, as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank (the "Monthly Financial Statements"), provided however, Borrower shall not be required to deliver the Monthly Financial Statements with respect to any month during which Borrower maintained at all times unrestricted cash at Bank in an amount equal to at least two (2) times the maximum amount of the Revolving Line;
(ii) as soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank (the "Quarterly Financial Statements"), provided however, as of the quarter ending on June 30, 2007 and thereafter, Borrower shall not be required to deliver the Quarterly Financial Statements with respect to any quarter during which Borrower delivered the Monthly Financial Statements for each of the three (3) months during such quarter; (iii) as soon as available, but no later than one hundred twenty (120) days after the last day of Borrower's fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion; (iv) within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower's security holders or to any holders of Subordinated Debt; (v) within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower's or another website on the Internet;
(vi) a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of Five Hundred Thousand Dollars ($500,000) or more; (vii) as soon as available, but no later than forty-five
(45) days after Board approval, and at least annually and in connection with any material changes, Borrower's Board approved financial projections; and (viii) budgets, sales projections, operating plans and other financial information reasonably requested by Bank.

     Borrower's 10-K, 10-Q, and 8-K reports required to be delivered pursuant to
Section 6.2(a)(v) shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower's or another website on the internet.

          (b) Within thirty (30) days after the last day of each month, for any month in which Borrower is required to deliver the Monthly Financial Statements, but only if at such time there are any outstanding Obligations, deliver to Bank a duly completed Borrowing Base Certificate signed by a Responsible Officer, with (i) aged listings of accounts receivable (by invoice date) and (ii) perpetual inventory reports for the Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by Bank in its good faith business judgment. Notwithstanding the foregoing, for any month in which Borrower's unrestricted cash at Bank is less than the outstanding Obligations at any time, then the documents required by to delivered by this subsection (b) must be delivered on a semimonthly basis, on the fifteenth (15th) and the thirtieth (30th) days of each month.

          (c) Within thirty (30) days after the last day of each month, for any month in which Borrower is required to deliver the Monthly Financial Statements, deliver to Bank with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.

          (d) Beginning on or after July 1, 2007, if at any time Borrower's unrestricted cash at Bank is less than two (2) times the maximum amount of the Revolving Line, allow Bank to audit Borrower's Collateral at Borrower's expense. Such audits shall be conducted no more often than once every six (6) months unless a Default or an Event of Default has occurred and is continuing. The foregoing inspections and audits shall be at Borrower's expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent Bank's then-current standard charge for the same), plus reasonable out-of-pocket expenses.

     6.3 INVENTORY; RETURNS. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower's customary practices as they exist at the Effective Date. Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than Five Hundred Thousand Dollars ($500,000).

     6.4 TAXES; PENSIONS. Make, and cause each of its Subsidiaries to make, timely payment of all foreign, federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting pursuant to the terms of Section 5.9 hereof) and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

     6.5 INSURANCE. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower's industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender's loss payable endorsement showing Bank as lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank's request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, so long as no Event of Default has occurred and is continuing, at Borrower's option, be payable to Bank or Borrower on account of the Obligations. During the continuance of an Event of Default, proceeds payable under any policy shall, at Bank's option, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this
Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

     6.6 OPERATING ACCOUNTS.

          (a) Maintain its and its domestic Subsidiaries' primary operating accounts and securities/investment accounts with Bank and Bank's affiliates, and a majority of Borrower's and its Subsidiaries' cash or securities (with the exception of (i) any amounts in an account with Deutsche Bank which is located outside of the United States and which are maintained in such account solely in connection with the Joint Ventures (the "Deutsche Account"), and (ii) any amounts in an account with Anglo Irish Bank which is located outside of the United States and which are maintained in such account solely in connection with the Joint Ventures (the "Anglo Account")) in excess of that amount used for Borrower's or its Subsidiaries' current operations shall be maintained at Bank or Bank's affiliates. Any Guarantor shall maintain all depository, operating and securities accounts with Bank, or SVB Securities.

          (b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that Borrower or Guarantor at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank's Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower's employees and identified to Bank by Borrower as such, (ii) the Deutsche Account and (iii) the Anglo Account.

     6.7 FINANCIAL COVENANTS.

     Borrower shall maintain at all times, to be tested as of the last day of each month, unless otherwise noted:

          (a) Tangible Net Worth. A Tangible Net Worth of at least: (i) Seventy Five Million Dollars ($75,000,000.00) as of the month ending June 30, 2007; and
(ii) Seventy Million Dollars ($70,000,000.00) as of the month ending July 31, 2007 and as of the last day of each month thereafter. Notwithstanding the foregoing, the amounts listed in (i) and (ii) of the immediately preceding sentence shall be increased by twenty-five percent (25.0%) of the proceeds from issuances of equity after March 13, 2007, net of any related costs or fees (including, but not limited to, attorneys' fees, accountants fees, or investment banking fees or expenses). Notwithstanding the foregoing, this covenant shall not be tested with respect to any month in which Borrower's unrestricted cash at Bank was at least two (2) times the maximum amount of the Revolving Line at all times.

          (b) Minimum Cash. As of the Effective Date and as of each day thereafter through and including July 1, 2007, minimum unrestricted cash at Bank in an amount of at least Ten Million Dollars ($10,000,000.00) at all times.

          (c) Minimum Cash/Committed Availability. As of July 1, 2007 and as of each day thereafter, unrestricted cash at Bank plus Committed Availability of at least Fifteen Million Dollars ($15,000,000.00) at all times. Notwithstanding the foregoing, this covenant shall not be tested with respect to any month in which Borrower's unrestricted cash at Bank was equal to at least two (2) times the maximum amount of the Revolving Line at all times.

     6.8 PROTECTION OF INTELLECTUAL PROPERTY RIGHTS. Borrower shall protect, defend and maintain the validity and enforceability of its intellectual property.

     6.9 LITIGATION COOPERATION. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

     6.10 DESIGNATED SENIOR DEBT. Borrower shall designate all principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement as "Designated Senior Debt", or such similar term, in any future Subordinated Debt incurred by Borrower after the date hereof, if such Subordinated Debt contains such term or similar term and if the effect of such designation is to grant to Bank the same or similar rights as granted to Bank as a holder of "Designated Senior Debt" under the Indenture.

     6.11 FURTHER ASSURANCES. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank's Lien in the Collateral or to effect the purposes of this Agreement.

     7    NEGATIVE COVENANTS

     Borrower shall not do any of the following without Bank's prior written consent, which shall not be unreasonably withheld:

     7.1 DISPOSITIONS. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively "TRANSFER"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:

          (a) Transfers in the ordinary course of business for reasonably equivalent consideration;

          (b) Transfers to Borrower or any of its Subsidiaries from Borrower or any of its Subsidiaries;

          (c) Transfers of property for fair market value in the ordinary course of business;

          (d) Transfers of property in connection with sale-leaseback transactions;

          (e) Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;

          (f) Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of Borrower's title in the licensed property;

          (g) Transfers otherwise permitted by the Loan Documents;

          (h) sales or discounting of delinquent accounts in the ordinary course of business;

          (i) Transfers associated with the making or disposition of a Permitted Investment;

          (j) Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired; and

          (k) Transfers not otherwise permitted in this Section 7.1, provided, that the aggregate book value of all such Transfers by Borrower and its Subsidiaries, together, shall not exceed in any fiscal year, five percent (5.0%) of Borrower's consolidated total assets as of the last day of the fiscal year immediately preceding the date of determination.

     7.2 CHANGES IN BUSINESS; JURISDICTION OF FORMATION.. Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof. Borrower will not, without prior written notice, change its jurisdiction of formation.

     7.3 MERGERS OR ACQUISITIONS. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person other than with Borrower or any Subsidiary, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person other than Borrower or any Subsidiary, except if (i) no Event of Default exists or would result as a result of such transaction, (ii) Borrower on a consolidated basis is in compliance on a Pro-Forma Basis, with the applicable financial covenants in
Section 6.7, recomputed as of the last day of the most recently ended fiscal quarter. For purposes of this Agreement, the term "Pro Forma Basis" means, for any acquisition that occurs subsequent to the commencement of a period for which the financial effect of such transaction is being calculated, and giving effect to the transaction for which such calculation is being made, such calculation shall give pro forma effect to such acquisition (and any related incurrence or repayment of Indebtedness) as if it occurred on the first day of the fiscal quarter period for which such calculation is being made (including cost savings to the extent such cost savings would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S X under the Securities and Exchange Act of 1934, as amended); and
(iii) Borrower is the surviving entity. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

     7.4 INDEBTEDNESS. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

     7.5 ENCUMBRANCE. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for

Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower's or any Subsidiary's intellectual property, except as is otherwise permitted in Section
7.1 hereof and the definition of "Permitted Liens" herein.

     7.6 MAINTENANCE OF COLLATERAL ACCOUNTS. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b) hereof.

     7.7 DISTRIBUTIONS; INVESTMENTS. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.

     7.8 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person; or (b) transactions that are approved by a majority of the disinterested members of the Borrower's Board of Directors; or (c) transactions among Borrower and its Subsidiaries and among Borrower's Subsidiaries so long as no Event of Default exists or could result therefrom.

     7.9 SUBORDINATED DEBT. (a) Make or permit any payment on any Subordinated Debt, except (i) payments pursuant to the terms of the Subordinated Debt, or
(ii) payments made with Borrower's capital stock or other Subordinated Debt; or
(b) make or permit any amendments to Subordinated Debt, except where, after such amendment, such Subordinated Debt remains subordinated in right of payment to this Agreement and any Liens securing such Subordinated Debt remain subordinate in priority to Bank's Lien hereunder.

     7.10 COMPLIANCE. Become an "investment company" or a company controlled by an "investment company", under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower's business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

     8    EVENTS OF DEFAULT

     Any one of the following shall constitute an event of default (an "EVENT OF DEFAULT") under this Agreement:

     8.1 PAYMENT DEFAULT. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day grace period will not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);

     8.2 COVENANT DEFAULT.

          (a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.6, or 6.7, or violates any covenant in Section 7; or

          (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this Section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;

     8.3 MATERIAL ADVERSE CHANGE. A Material Adverse Change occurs;

     8.4 ATTACHMENT. (a) Any material portion of Borrower's assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days; (b) the service of process seeking to attach, by trustee or similar process, any funds of Borrower, or of any entity under control of Borrower (including a Subsidiary), on deposit with Bank or Bank's Affiliate; (c) Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business; (d) a judgment or other claim in excess of Five Hundred Thousand Dollars ($500,000.00) becomes a Lien on any of Borrower's assets; or (e) a notice of lien, levy, or assessment is filed against any of Borrower's assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions shall be made during the cure period);

     8.5 INSOLVENCY (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

     8.6 OTHER AGREEMENTS. If Borrower fails to (a) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (b) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the acceleration of the maturity of such Material Indebtedness or cause the mandatory repurchase of any Material Indebtedness;

     8.7 JUDGMENTS. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

     8.8 MISREPRESENTATIONS. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

     8.9 SUBORDINATED DEBT. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Bank, or any creditor that has signed such an agreement with Bank breaches any terms of such agreement; or

     8.10 GUARANTY. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor; (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank's Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor.

     8.11 CHANGE IN CONTROL. A Change in Control shall occur.

     9    BANK'S RIGHTS AND REMEDIES

     9.1 RIGHTS AND REMEDIES. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

          (b) stop advancing money or extending credit for Borrower's benefit under this Agreement or under any other agreement between Borrower and Bank;

          (c) demand that Borrower (i) deposits cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

          (d) terminate any FX Forward Contracts;

          (e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank's security interest in such funds, and verify the amount of such account;

          (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank's rights or remedies;

          (g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

          (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower's labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section, Borrower's rights under all licenses and all franchise agreements inure to Bank's benefit;

          (i) place a "hold" on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

          (j) demand and receive possession of Borrower's Books; and

          (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

     9.2 POWER OF ATTORNEY. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower's name on any checks or other forms of payment or security; (b) sign Borrower's name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower's insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower's name on any documents necessary to perfect or continue the perfection of Bank's security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank's foregoing appointment as Borrower's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank's obligation to provide Credit Extensions terminates.

     9.3 ACCOUNTS VERIFICATION; COLLECTION. During the continuance of an Event of Default, Bank may notify any Person owing Borrower money of Bank's security interest in such funds and verify the amount of such account. During the continuance of an Event of Default, any amounts received by Borrower shall be held in trust by Borrower for Bank, and, if requested by Bank, Borrower shall immediately deliver such receipts to Bank in the form received from the Account Debtor, with proper endorsements for deposit.

     9.4 PROTECTIVE PAYMENTS. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate charged by Bank, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default.

     9.5 APPLICATION OF PAYMENTS AND PROCEEDS. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

     9.6 BANK'S LIABILITY FOR COLLATERAL. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

     9.7 NO WAIVER; REMEDIES CUMULATIVE. Bank's failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank's rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank's exercise of one right or remedy is not an election, and Bank's waiver of any Event of Default is not a continuing waiver. Bank's delay in exercising any remedy is not a waiver, election, or acquiescence.

     9.8 DEMAND WAIVER. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

     10   NOTICES

     All notices, consents, requests, approvals, demands, or other communication (collectively, "COMMUNICATION") by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one
(1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change its address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

          If to Borrower:   Evergreen Solar, Inc.
                            138 Bartlett St.
                            Marlboro, MA 01752
                            Attn: Mr. Michael El-Hillow
                            Fax: 508-229-0747
                            Email: melhillow@evergreensolar.com

          If to Bank:       Silicon Valley Bank
                            One Newton Executive Park, Suite 200
                            2221 Washington Street, Newton, MA 02462
                            Attn: Mr. Michael Fell
                            Fax: (617) 969-4395
                            Email: mfell@svb.com

          with a copy to:   Riemer & Braunstein LLP
                            Three Center Plaza
                            Boston, Massachusetts 02108
                            Attn: David A. Ephraim, Esquire
                            Fax: (617) 880-3456
                            Email: DEphraim@riemerlaw.com

     11   CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

     Massachusetts law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Massachusetts; provided, however, that if for any reason Bank cannot avail itself of such courts in the Commonwealth of Massachusetts, Borrower accepts jurisdiction of the courts and venue in Santa Clara County, California. NOTWITHSTANDING THE FOREGOING, BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE BANK'S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

     12   GENERAL PROVISIONS

     12.1 SUCCESSORS AND ASSIGNS. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank's prior written consent (which may be granted or withheld in Bank's discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights, and benefits under this Agreement and the other Loan Documents.

     12.2 INDEMNIFICATION. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank harmless against: (a) all obligations, demands, claims, and liabilities (collectively, "CLAIMS") asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or arising from transactions between Bank and Borrower (including reasonable attorneys' fees and expenses), except for Claims and/or losses directly caused by Bank's gross negligence or willful misconduct.

     12.3 LIMITATION OF ACTIONS. Any claim or cause of action by Borrower against Bank, its directors, officers, employees, agents, accountants, attorneys, or any other Person affiliated with or representing Bank based upon, arising from, or relating to this Agreement or any other Loan Document, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Bank, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by
(a) the filing of a complaint within one year from the earlier of (i) the date any of Borrower's officer or directors had knowledge of the first act, the occurrence or omission upon which such claim or cause of action, or any part thereof, is based, or (ii) the date this Agreement is terminated, and (b) the service of a summons and complaint on an officer of Bank, or on any other person authorized to accept service on behalf of Bank, within thirty (30) days thereafter. The one-year period provided herein shall not be waived, tolled, or extended except by the written consent of Bank in its sole discretion. This provision shall survive any termination of this Agreement or any other Loan Document.

     12.4 TIME OF ESSENCE. Time is of the essence for the performance of all Obligations in this Agreement.

     12.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

     12.6 AMENDMENTS IN WRITING; INTEGRATION. All amendments to this Agreement must be in writing signed by both Bank and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents are superceded by this Agreement and the Loan Documents.

     12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

     12.8 SURVIVAL. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

     12.9 CONFIDENTIALITY. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank's Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee's or purchaser's agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank's regulators or as otherwise required in connection with Bank's examination or audit; and (e) as Bank considers appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in Bank's possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

     12.10 RIGHT OF SET OFF. Borrower hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

     13   DEFINITIONS

     13.1 DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

     "ACCOUNT" is any "account" as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

     "ACCOUNT DEBTOR" is any "account debtor" as defined in the Code with such additions to such term as may hereafter be made.

     "ADVANCE" or "ADVANCES" means an advance (or advances) under the Revolving Line.

     "AFFILIATE" of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person's senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person's managers and members.

     "AGREEMENT" is defined in the preamble hereof.

     "ANGLO ACCOUNT" is defined in Section 6.6(a).

     "AVAILABILITY AMOUNT" is (a) the Revolving Line minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services). Notwithstanding the foregoing, on and after July 1, 2007, for any month in which Borrower has unrestricted cash at Bank in an amount less than two (2) times the maximum amount of the Revolving Line at any time, then the "Availability Amount" shall be (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserves, minus (c) the FX Reserve, and minus (d) the outstanding principal balance of any Advances (including any amounts used for Cash Management Services).

     "BANK" is defined in the preamble hereof.

     "BANK EXPENSES" are all audit fees and expenses, costs, and expenses (including reasonable attorneys' fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

     "BORROWER" is defined in the preamble hereof.

     "BORROWER'S BOOKS" are all Borrower's books and records including ledgers, federal and state tax returns, records regarding Borrower's assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

     "BORROWING BASE" is (a) eighty percent (80.0%) of Eligible Accounts plus
(b) the lesser of twenty-five percent (25.0%) of the value of Borrower's Eligible Inventory (valued at the lower of cost or wholesale fair market value) or Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00), as determined by Bank from Borrower's most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral. Notwithstanding the foregoing, the amount of Eligible Inventory used in calculating the "Borrowing Base" shall not exceed twenty-five percent (25.0%) of the Borrowing Base.

     "BORROWING BASE CERTIFICATE" is that certain certificate in the form attached hereto as Exhibit C.

     "BORROWING RESOLUTIONS" are, with respect to any Person, those resolutions adopted by such Person's Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

     "BUSINESS DAY" is any day that is not a Saturday, Sunday or a day on which Bank is closed.

     "CASH EQUIVALENTS" are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc., (c) Bank's certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

     "CASH MANAGEMENT SERVICES" is defined in Section 2.1.4.

     "CASH MANAGEMENT SERVICES SUBLIMIT" is defined in Section 2.1.4.

     "CHANGE IN CONTROL" means any event, transaction, or occurrence as a result of which (a) any "person" (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the "EXCHANGE ACT")), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty percent (40.0%) or more of the combined voting power of Borrower's then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

     "CLAIMS" are defined in Section 12.2.

     "CODE" is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank's Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term "CODE" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

     "COLLATERAL" is any and all properties, rights and assets of Borrower described on Exhibit A.

     "COLLATERAL ACCOUNT" is any Deposit Account, Securities Account, or Commodity Account.

     "COMMITTED AVAILABILITY" means, as the date of determination, an amount equal to the sum of the Revolving Line minus all outstanding Credit Extensions.

     "COMMODITY ACCOUNT" is any "commodity account" as defined in the Code with such additions to such term as may hereafter be made.

     "COMMUNICATION" is defined in Section 10.

     "COMPLIANCE CERTIFICATE" is that certain certificate in the form attached hereto as Exhibit D.

     "CONTINGENT OBLIGATION" is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but "Contingent Obligation" does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

     "CONTROL AGREEMENT" is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

     "CREDIT EXTENSION" is any Advance, Letter of Credit, Term Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower's benefit pursuant to the Loan Documents.

     "DEFAULT" is any event which with notice or passage of time or both, would constitute an Event of Default.

     "DEFAULT RATE" is defined in Section 2.3(b).

     "DEFERRED REVENUE" is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

     "DEPOSIT ACCOUNT" is any "deposit account" as defined in the Code with such additions to such term as may hereafter be made.

     "DESIGNATED DEPOSIT ACCOUNT" is Borrower's deposit account, account number _____________, maintained with Bank.

     "DEUTSCHE ACCOUNT" is defined in Section 6.6(a).

     "DOLLARS," "DOLLARS" and "$" each mean lawful money of the United States.

     "EARLY TERMINATION FEE" is defined in Section 2.1.1(c).

     "EFFECTIVE DATE" is defined in the preamble of this Agreement.

     "ELIGIBLE ACCOUNTS" are Accounts which arise in the ordinary course of Borrower's business that meet all Borrower's representations and warranties in
Section 5.3. Bank reserves the right at any time and from time to time after the Effective Date, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank agrees otherwise in writing, Eligible Accounts shall not include:

     (a) Accounts for which the Account Debtor has not been invoiced;

     (b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date;

     (c) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;

     (d) Credit balances over ninety (90) days from invoice date;

     (e) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing;

     (f) Accounts owing from an Account Debtor which does not have its principal place of business in the United States, unless agreed to by Bank in writing, in its sole discretion, on a case-by-case basis;

     (g) Accounts owing from an Account Debtor which is a federal, state or local government entity or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

     (h) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called "contra" accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;

     (i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a "sale guaranteed", "sale or return", "sale on approval", "bill and hold", or other terms if Account Debtor's payment may be conditional;

     (j) Accounts for which the Account Debtor is Borrower's Affiliate, officer, employee, or agent;

     (k) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

     (l) Accounts owing from an Account Debtor with respect to which Borrower has received deferred revenue (but only to the extent of such deferred revenue);

     (m) Accounts for which Bank in its good faith business judgment determines collection to be doubtful; and

     (n) other Accounts Bank deems ineligible in the exercise of its good faith business judgment.

     "ELIGIBLE INVENTORY" means, at any time, the aggregate of Borrower's Inventory that (a) consists of finished goods, in good, new, and salable condition, which is not perishable, returned, consigned, obsolete, not salable, damaged, or defective, and is not comprised of demonstrative or custom inventory, works in progress, packaging or shipping materials, or supplies; (b) meets all applicable governmental standards; (c) has been manufactured in compliance with the Fair Labor Standards Act; (d) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents; (e) is located at Borrower's principal place of business (or any location permitted under Section 7.2); and (f) is otherwise acceptable to Bank in its good faith business judgment.

     "EQUIPMENT" is all "equipment" as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

     "ERISA" is the Employee Retirement Income Security Act of 1974, and its regulations.

     "EVENT OF DEFAULT" is defined in Section 8.

     "EVERQ GMBH JOINT VENTURE" means Borrower's joint venture located in Thalheim, Germany, established for the purposes of manufacturing solar panels using Borrower's string ribbon technology.

     "FOREIGN CURRENCY" means lawful money of a country other than the United States.

     "FUNDING DATE" is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.

     "FX BUSINESS DAY" is any day when (a) Bank's Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.

     "FX FORWARD CONTRACT" is defined in Section 2.1.3.

     "FX RESERVE" is defined in Section 2.1.3.

     "GAAP" is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

     "GENERAL INTANGIBLES" is all "general intangibles" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

     "GUARANTOR" is any present or future guarantor of the Obligations.

     "INDEBTEDNESS" is (a) indebtedness for borrowed money or the deferred purchase price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

     "INDENTURE" means that certain indenture dated as of June 29, 2005, executed by and between Borrower, as issuer, and U.S. Bank National Association, as trustee, relating to 4.375% Convertible Subordinated Notes due 2012, as supplemented from time to time.

     "INSOLVENCY PROCEEDING" is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

     "INTELLECTUAL PROPERTY" shall have the meaning assigned to such term in Exhibit A.

     "INVENTORY" is all "inventory" as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

     "INVESTMENT" is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

     "JOINT VENTURES" means the EverQ GmbH Joint Venture and any joint ventures of Borrower entered into after the date hereof.

     "LETTER OF CREDIT" means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

     "LETTER OF CREDIT APPLICATION" is defined in Section 2.1.2(a).

     "LETTER OF CREDIT RESERVE" has the meaning set forth in Section 2.1.2(d).

     "LIEN" is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

     "LOAN DOCUMENTS" are, collectively, this Agreement, the Perfection Certificate, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

     "MATERIAL ADVERSE CHANGE" is (a) a material impairment in the perfection or priority of Bank's Lien in the Collateral or in the value of such Collateral;
(b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; (c) a material impairment of the prospect of repayment of any portion of the Obligations; or (d) Bank determines, based upon information available to it and in its reasonable judgment, that there is a substantial likelihood that Borrower shall fail to comply with one or more of the financial covenants in Section 6 during the next succeeding financial reporting period.

     "MATERIAL INDEBTEDNESS" is any Indebtedness the principal amount of which is equal to or greater than One Million Dollars ($1,000,000.00).

     "MONTHLY FINANCIAL STATEMENTS" is defined in Section 6.2(a).

     "OBLIGATIONS" are Borrower's obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower's duties under the Loan Documents.

     "OPERATING DOCUMENTS" are, for any Person, such Person's formation documents, as certified with the Secretary of State of such Person's state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, its bylaws in current form, each of the foregoing with all current amendments or modifications thereto.

     "PAYMENT/ADVANCE FORM" is that certain form attached hereto as Exhibit B.

     "PERFECTION CERTIFICATE" is defined in Section 5.1.

     "PERMITTED DISTRIBUTIONS" means:

     (a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in any fiscal year provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;

     (b) distributions or dividends consisting solely of Borrower's capital stock;

     (c) purchases for value of any rights distributed in connection with any stockholder rights plan;

     (d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;

     (e) purchases of capital stock pledged as collateral for loans to employees;

     (f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

     (g) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations;

     (h) dividends or distributions from Subsidiary to Borrower or another Subsidiary; and

     (i) the settlement or performance of such Person's obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

     "PERMITTED INDEBTEDNESS" is:

     (a) Borrower's Indebtedness to Bank under this Agreement and the other Loan Documents;

     (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;

     (c) Subordinated Debt;

     (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business; and

     (e) (1) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and (2) Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to the obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby; and (3) Indebtedness of any Subsidiary (other than Evergreen Solar Securities Corp.) to Borrower that are permitted under clause (d) of the definition of Permitted Investments, in the aggregate (inclusive of amounts under clause (d) of Permitted Investments) not to exceed $5,000,000.00 per fiscal year;

     (f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

     (g) Indebtedness consisting of reimbursement obligations under letters of credit issued for the benefit of any landlord or other Person or guarantees required to secure rental payments on any real estate lease;

     (h) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

     (i) Indebtedness with respect to documentary letters of credit;

     (j) capitalized leases and purchase money Indebtedness secured by Permitted Liens;

     (k) Indebtedness consisting of a guaranty of Indebtedness incurred by the EverQ GmbH Joint Venture, up to a maximum aggregate amount of Thirty Million Euros (E30,000,000.00);

     (l) Indebtedness of entities acquired in any permitted merger or acquisition transaction;

     (m) Indebtedness evidenced by the Indenture and the convertible notes issued thereunder; and

     (n) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (d) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

     "PERMITTED INVESTMENTS" are:

     (a) Investments on the Effective Date;

     (b) Cash Equivalents;

     (c) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor's Corporation or Moody's Investors Service, Inc., and (iii) Bank's certificates of deposit maturing no more than 2 years after issue;

     (d) Investments in, or equity contributions or asset transfers to Borrower's Subsidiaries (except for Evergreen Solar Securities Corp.), or the establishment of such Subsidiaries, or Investments in, or equity contributions or asset transfers in connection with the Joint Ventures, provided, however, that such investments may not be made unless Borrower's unrestricted cash at Bank is, and will continue to be immediately after any such investment, at least two (2) times the maximum amount of the Revolving Line;

     (e) Investments consisting of Collateral Accounts in the name of Borrower or any Subsidiary, provided that any such Collateral Accounts are permitted by this Agreement;

     (f) Investments consisting of extensions of credit to Borrower's or its Subsidiaries' customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of Borrower;

     (g) Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;

     (h) Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;

     (i) Investments acquired as a result of a foreclosure with respect to any secured Investment;

     (j) Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;

     (k) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business and (ii) loans to employees relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower's Board of Directors as long as no cash proceeds are distributed in connection therewith;

     (l) Deposits, repayments and other credits to suppliers who are not Affiliates made in the ordinary course of business;

     (m) Investments received in a transaction permitted under Section 7.3; and

     (n) Other Investments in an amount not to exceed $250,000 in any fiscal year.

     "PERMITTED LIENS" are:

     (a) (i) Liens existing on the Effective Date and shown on the Perfection Certificate or (ii) Liens arising under this Agreement and the other Loan Documents;

     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on Borrower's Books, if they have no priority over any of Bank's Liens;

     (c) purchase money Liens up to a maximum aggregate amount outstanding at any time not to exceed $1,000,000.00(i) on Equipment (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such Equipment (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on Equipment (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien is confined to such Equipment (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereto); and

     (d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase.

     (e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower's business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;

     (f) non-exclusive licenses of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

     (g) Liens on assets acquired in mergers and acquisitions not prohibited by
Section 7 of this Agreement;

     (h) Liens consisting of pledges of cash, cash equivalents or government securities to secure swap or foreign exchange contracts or letters of credit;

     (i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.7;

     (j) Liens in favor of other financial institutions arising in connection with Borrower's deposit or securities accounts held at such institutions, to the extent such Liens secure amounts due as a result of administrative or maintenance of such deposit or securities accounts;

     (k) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person;

     (l) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and compliance with other social security requirements applicable to Borrower, provided they have no priority over any of Bank's Liens;

     (m) deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

     (n) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and which do not represent or secure an obligation for borrowed money;

     (o) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

     (p) Liens on insurance proceeds in favor of insurance companies granted solely to secure financed insurance premiums.

     "PERSON" is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

     "PRIME RATE" is Bank's most recently announced "prime rate," even if it is not Bank's lowest rate.

     "QUARTERLY FINANCIAL STATEMENTS" is defined in Section 6.2(a).

     "REGISTERED ORGANIZATION" is any "registered organization" as defined in the Code with such additions to such term as may hereafter be made

     "RESPONSIBLE OFFICER" is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

     "REVOLVING LINE" is an Advance or Advances in an aggregate amount of up to Twenty-Five Million Dollars ($25,000,000.00) outstanding at any time.

     "REVOLVING LINE MATURITY DATE" is April 5, 2008.

     "SECURITIES ACCOUNT" is any "securities account" as defined in the Code with such additions to such term as may hereafter be made.

     "SETTLEMENT DATE" is defined in Section 2.1.3.

     "SUBORDINATED DEBT" is (a) Indebtedness incurred by Borrower subordinated to Borrower's Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing, (b) all Indebtedness under the Indenture, and (c) to the extent the terms of subordination do not change adversely to Bank, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.

     "SUBSIDIARY" is, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

     "TANGIBLE NET WORTH" is, on any date, the total assets of Borrower minus
(a) any amounts attributable to (i) goodwill, (ii) intangible items including unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses,
(iii) notes, accounts
receivable and other obligations owing to Borrower from its officers or other Affiliates, and (iv) reserves not already deducted from assets, minus (b) Total Liabilities.

     "TOTAL LIABILITIES" is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower's consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

     "TRANSFER" is defined in Section 7.1.

     "UNUSED REVOLVING LINE FACILITY FEE" is defined in Section 2.4(c).

                           [signature page to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the Effective Date.

BORROWER:

EVERGREEN SOLAR, INC.


By:    /s/ Michael El-Hillow
    ---------------------------------
Name:  Michael El-Hillow
      -------------------------------
Title: Chief Financial Officer
       ------------------------------


BANK:

SILICON VALLEY BANK


By:    /s/ Michael J. Fell
    ---------------------------------
Name:  Michael J. Fell
      -------------------------------
Title: Relationship Manager
       ------------------------------

                 [Signature page to Loan and Security Agreement]

                                    EXHIBIT A

The Collateral consists of all of Borrower's right, title and interest in and to the following personal property:

     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

     all Borrower's Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

     Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired (i) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing (the "Intellectual Property"); provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing, (ii) any of the outstanding capital stock of any subsidiary of Borrower that is a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended) in excess of 65% of the voting power of all classes of capital stock of such subsidiary, (iii) the Anglo Account, and (iv) the Deutsche Account.

     Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank's prior written consent.


                                        1